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                                                                     Exhibit 5.1

                               Owen M. Naccarato
                                Attorney at Law
                           19600 Fairchild, suite 260
                                Irvine, CA 91614
                Office: (949) 851-9261 Facsimile (949) 851-9261
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March 16, 2001

TO:  SUBSCRIBERS AND WARRANT RECIPIENTS IDENTIFIED ON
     SCHEDULE A HERETO

     I have acted as counsel to Kaire Holdings Incorporated, a Delaware corporation (the "Company") in connection with the proposed issuance and sale of the Company's is 8% Convertible Notes (the "Notes") to Subscribers identified on Schedule A hereto, and issuance of common stock purchase warrants ("Warrants") to certain parties identified on Schedule A hereto, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Act) as set forth in Regulation D ("Regulation D") promulgated thereunder. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the modified agreement and the original subscription agreement (the "Agreements") by and between the Company and (Subscribers) (the "Purchasers") entered into at or about the date hereof. The Agreement, and the agreements described below are sometimes hereinafter referred to collectively as the "Documents".

     In connection with the opinions expressed herein, I have made such examination of law as I considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Purchasers pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below. We have also examined originals or copies of certain corporate documents or records of the Company as described below:

     (a)  Form of Agreements
     (b)  Form of Note
     (c)  Form of Common Stock Purchase Warrant (the "Warrants)
     (d)  Funds Escrow Agreement
     (e)  Certificate of Incorporation of the Company as amended
     (f)  Bylaws of the Company
     (g) Minutes of the action of the Company's Board of Directors, including unanimous Board of Directors approval of the Documents, a copy of which is annexed hereto.

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     In rendering this opinion, I have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuiness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by Subscribers, and the legal, valid and binding effect thereof on Subscribers; and (g) that the Company and the Purchasers will act in accordance with their respective representations and warranties as set forth in the Documents.

     I am a member of the bar of the State of California. Except as otherwise stated herein, I express no opinion as to the laws of any jurisdiction other than that state and the federal laws of the United States of America. I express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

     1. The Company and each of its subsidiaries is duly incorporated, validly existing and in good standing in the states of their incorporation; have qualified to do business in each state where required unless the failure to do so would not have a material impact in the Company's operations; and have the requisite corporate power and authority to conduct their business, and to own, lease and operate their properties.

     2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents. The Documents, and the issuance of the Notes, and Warrants and the reservation and issuance of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been (a) duly approved by the Board of Directors of the Company, and (b) all such Securities, when issued pursuant to the Agreement and upon delivery, shall be validly issued and outstanding, fully paid and non assessable.

     3. The execution, delivery and performance of the Documents by the Company and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

         (a) Violate the provisions of the Certificate of Incorporation or bylaws of the Company; or

         (b) To the best of counsel's knowledge, violate any judgment, decree, order or award of any court binding upon the Company.

     4. The Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

     5. The Notes, Warrants and the Common Stock issuable upon conversion of the Notes, and exercise of the Warrants, have not been registered under the Securities Act of 1933, as amended (the "Act") or under the laws of any state or other jurisdiction, and are or will be issued pursuant to a valid exemption from registration.

     6. The holders of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants will not be subject to the provisions of the anti-takeover statutes of Delaware or California.
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     Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

     A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

     B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

     C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

This opinion is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. I disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Yours truly,

/s/ Owen Naccarato
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Owen Naccarato, Esq.